Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-195899) of PostRock Energy Corporation (“PostRock”) of our report dated March 27, 2014 with respect to the consolidated financial statements of PostRock and Subsidiaries as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, which is included in PostRock’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas

August 19, 2014